                                                 ----------------------------
                                                         OMB APPROVAL
                                                 ----------------------------
               UNITED STATES                     OMB Number:        3235-0145
     SECURITIES AND EXCHANGE COMMISSION          Expires:   December 31, 1997
          Washington, D.C. 20549                 Estimated average burden
                                                 hours per response.....14.90
                                                 ----------------------------

                SCHEDULE 13G

Under the Securities Exchange Act of 1934

      (Amendment No.    1     )*

             GBC Bancorp
----------------------------------------------
           (Name of Issuer)

             Common Stock
-----------------------------------------------
     (Title of Class of Securities)

                361475106
-----------------------------------------------
              (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP No.  361475106
         ----------------

--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          KEEFE MANAGERS. INC.
          13-361-0107
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                    (a)    / /
                                                                     (b)    / /
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          DELAWARE
--------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                              5
                                    -0-
         NUMBER OF
                              --------------------------------------------------
           SHARES                   SHARED VOTING POWER
        BENEFICIALLY          6
          OWNED BY                  -0-
            EACH
                              --------------------------------------------------
         REPORTING                  SOLE DISPOSITIVE POWER
           PERSON             7
            WITH                    -0-
                              --------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                              8
                                    -0-
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9         -0-

--------------------------------------------------------------------------------

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (See Instructions)                                                / /

--------------------------------------------------------------------------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          0.0%
--------------------------------------------------------------------------------

          TYPE OF REPORTING PERSON (see Instructions)
12
          IA, CO
--------------------------------------------------------------------------------

Item 1.           (a)      Name of Issuer:

                                    GBC Bancorp

                  (b) Address of Issuer's Principal Executive Offices or, if none, Residence:

                                    800 West Sixth Street
                                    Los Angeles, CA  90017

Item 2.           (a)      Name of Person Filing:

                                    KEEFE MANAGERS, INC.

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                                    375 Park Avenue (31st Floor)
                                    New York, New York  10152

                  (c)      Citizenship:

                                    Delaware Corporation

                  (d)      Title of Class of Securities:

                                    Common Stock

                  (e)      CUSIP Number:

                                    361475106

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d)[ ] Investment Company registered under section 8 of the InvestmentCompany Act

                  (e)[X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                  (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see

                           13d-1(b)(1)(ii)(F)

                  (g)[  ]  Parent Holding Company, in accordance with
                     13d-1(b)(ii)(G) (Note: See Item 7)

                  (h)[  ]  Group, in accordance with 13d-1(b)(1)(ii)(H)

Item 4.  Ownership:

                  (a)      Amount Beneficially Owned:                 0

                  (b)      Percent of Class:         0.0%

                  (c)      Number of Shares as to which such person has:

                           (i)   sole power to vote or direct the vote - 0

                           (ii)  shared power to vote or direct the vote - 0

                           (iii) sole power to dispose or direct the
                                 disposition of - 0

                           (iv)  shared power to dispose or direct the
                                 disposition of - 0



Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                           Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                           Not applicable

Item 8.           Identification and Classification of Members of the Group

                           Not applicable

Item 9.           Notice of Dissolution of Group

                           Not applicable

Item 10.          Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KEEFE MANAGERS, INC.

BY: /s/ Harry V. Keefe, Jr.
    -----------------------
    Harry V. Keefe, Jr.
    Chairman


Date:  February 9, 1998